Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

5 Year Callable Dual Directional Barrier Securities Linked to the S&P 500 Futures Excess Return Index

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying:	The S&P 500 Futures Excess Return Index (ticker "SPXFP"). The underlying tracks futures contracts on the S&P 500® Index and is calculated, maintained and published by S&P Dow Jones Indices LLC.
Pricing date:	September 25, 2026
Valuation date:	September 25, 2031
Maturity date:	September 30, 2031
Redemption:	We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date upon not less than three business days' notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash per security equal to $1,000 plus the premium applicable to that potential redemption date.
Potential redemption dates:	Monthly, beginning after one year
Premium:	11.50% per annum
Final barrier value:	60% of the initial underlying value
CUSIP / ISIN:	17334CSS4 / US17334CSS43
Initial underlying value:	The closing value of the underlying on the pricing date
Final underlying value:	The closing value of the underlying on the valuation date
Underlying return:	(Final underlying value - initial underlying value) / initial underlying value
Upside participation rate:	At least 225.00%*
Absolute return amount:	$1,000 × the absolute value of the underlying return
Upside return amount:	$1,000 × the underlying return × the upside participation rate
Payment at maturity (if we do not redeem the securities prior to maturity):	• If the final underlying value is **greater than or equal to** the initial underlying value: $1,000 + the upside return amount • If the final underlying value is **less than** the initial underlying value but **greater than or equal to** the final barrier value: $1,000 + the absolute return amount • If the final underlying value is **less than** the final barrier value: $1,000 + ($1,000 × the underlying return) **If we do not redeem the securities prior to maturity and the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.**
Stated principal amount:	$1,000 per security
Pricing Supplement:	Preliminary Pricing Supplement dated August 28, 2026

*The actual upside participation rate will be determined on the pricing date.

Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

Potential Redemption Date	Premium	Hypothetical Redemption Amount
September 30, 2027	11.5000%	$1,115.000
October 28, 2027	12.4583%	$1,124.583
December 1, 2027	13.4167%	$1,134.167
December 30, 2027	14.3750%	$1,143.750
January 28, 2028	15.3333%	$1,153.333
March 1, 2028	16.2917%	$1,162.917
March 30, 2028	17.2500%	$1,172.500
April 28, 2028	18.2083%	$1,182.083
May 31, 2028	19.1667%	$1,191.667
June 29, 2028	20.1250%	$1,201.250
July 28, 2028	21.0833%	$1,210.833
August 30, 2028	22.0417%	$1,220.417
September 28, 2028	23.0000%	$1,230.000
October 30, 2028	23.9583%	$1,239.583
November 30, 2028	24.9167%	$1,249.167
December 29, 2028	25.8750%	$1,258.750
January 30, 2029	26.8333%	$1,268.333
March 1, 2029	27.7917%	$1,277.917
March 29, 2029	28.7500%	$1,287.500
April 30, 2029	29.7083%	$1,297.083
May 31, 2029	30.6667%	$1,306.667
June 28, 2029	31.6250%	$1,316.250
July 30, 2029	32.5833%	$1,325.833
August 30, 2029	33.5417%	$1,335.417
September 28, 2029	34.5000%	$1,345.000
October 30, 2029	35.4583%	$1,354.583
November 29, 2029	36.4167%	$1,364.167
December 31, 2029	37.3750%	$1,373.750
January 30, 2030	38.3333%	$1,383.333
February 28, 2030	39.2917%	$1,392.917
March 28, 2030	40.2500%	$1,402.500
April 30, 2030	41.2083%	$1,412.083
May 31, 2030	42.1667%	$1,421.667
June 28, 2030	43.1250%	$1,431.250
July 30, 2030	44.0833%	$1,440.833
August 29, 2030	45.0417%	$1,450.417
September 30, 2030	46.0000%	$1,460.000
October 30, 2030	46.9583%	$1,469.583
November 29, 2030	47.9167%	$1,479.167
December 31, 2030	48.875%	$1,488.750
January 30, 2031	49.8333%	$1,498.333
February 28, 2031	50.7917%	$1,507.917
March 28, 2031	51.7500%	$1,517.500
April 30, 2031	52.7083%	$1,527.083
May 30, 2031	53.6667%	$1,536.667
June 30, 2031	54.6250%	$1,546.250
July 30, 2031	55.5833%	$1,555.833
August 28, 2031	56.5417%	$1,565.417

Hypothetical Payment at Maturity**


$2,000
$1,750
$1,500
$1,400.00
$1,250
$1,000
$750
$600.00
$500
$250
$0
Payment at Maturity per Security
Participation Zone
Barrier Zone
A
B
C
-100.00%
-80.00%
-60.00%
-40.00%
-20.00%
0.00%
20.00%
40.00%
60.00%
80.00%
100.00%
Underlying Return

	Hypothetical Underlying Return	Hypothetical Security Return	Hypothetical Payment at Maturity***
	50.00%	112.50%	$2,125.00
C	25.00%	56.25%	$1,562.50
	10.00%	22.50%	$1,225.00
	0.00%	0.00%	$1,000.00
B	-20.00%	20.00%	$1,200.00
	-40.00%	40.00%	$1,400.00
	-40.01%	-40.01%	$599.90
A	-75.00%	-75.00%	$250.00
	-100.00%	-100.00%	$0.00

**Assumes we have not redeemed the securities prior to maturity.
***Assumes that the upside participation rate will be set at the lowest value indicated in this offering summary.

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. If we do not redeem the securities prior to maturity , your payment at maturity will depend on the performance of the underlying. If the final underlying value is less than the final barrier value, the absolute return feature will no longer be available and, instead, and you will lose 1% of the stated principal amount of your securities for every 1% by which the final underlying value is less than the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • Your potential for positive return from depreciation of the underlying is limited. • We may redeem the securities at our option prior to maturity, which would result in your losing the opportunity to participate in any appreciation of the underlying at maturity. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlying. • Your payment at maturity depends on the closing level of the underlying on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The underlying is expected to underperform the total return performance of the S&P 500 ® Index because the performance of the underlying is expected to be reduced by an implicit financing cost, and any increase in this cost will adversely affect the performance of the securities. • The calculation agent may make determinations in connection with a material modification event and the early redemption amount that could adversely affect your return upon early redemption. • The issuer and its affiliates may have economic interests that are adverse to yours. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 293732 and 333 - 293732 - 02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.